COLE CREDIT PROPERTY TRUST III, INC.
SUPPLEMENT NO. 5 DATED DECEMBER 21, 2010
TO THE PROSPECTUS DATED SEPTEMBER 22, 2010

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated September 22, 2010 and Supplement No. 4 dated December 7, 2010. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:
(1)	the status of the offering of shares of Cole Credit Property Trust III, Inc.;
(2)	an update to our risk factors;
(3)	recent real property investments;
(4)	the placement of debt on certain real property investments; and
(5)	potential real property investments.

Status of Our Public Offering

Our follow-on offering of shares of our common stock was declared effective by the Securities and Exchange Commission on September 22, 2010, although we did not begin selling shares pursuant to our follow-on offering until after we terminated our initial public offering.  Of the 275,000,000 shares registered pursuant to our follow-on offering, we are offering up to 250,000,000 shares in our primary offering and up to 25,000,000 shares pursuant to our distribution reinvestment plan. As of December 20, 2010, we had accepted investors’ subscriptions for, and issued, 27,960,811 shares of our common stock in the follow-on offering, resulting in gross proceeds to us of approximately $278.2 million. As of December 20, 2010, we had 247,039,189 shares of our common stock remaining in our follow-on offering. Combined with our initial public offering, we had received a total of approximately $2.4 billion in gross offering proceeds as of December 20, 2010.

If all of the shares we are offering pursuant to the follow-on offering have not been sold by September 22, 2012, we may extend the offering as permitted under applicable law.  In no event will we extend this offering beyond 180 days after the third anniversary of the effective date, and we may terminate this offering at any time.  The follow-on offering must be registered in every state in which we offer or sell shares and generally, such registrations are for a period of one year.  Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.  We reserve the right to terminate the offering at any time prior to the stated termination date.

Risk Factors

The following information supplements, and should be read in conjunction with, the section captioned “Risk Factors — General Risks Related to Investments in Real Estate” beginning on page 36 of the prospectus:

A proposed change in U.S. accounting standards for leases could reduce the overall demand to lease our properties.

The existing accounting standards for leases require lessees to classify their leases as either capital or operating leases.  Under a capital lease, both the leased asset, which represents the tenant’s right to use the property, and the contractual lease obligation are recorded on the tenant’s balance sheet if one of the following criteria are met: (i) the lease transfers ownership of the property to the lessee by the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the non-cancellable lease term is more than 75% of the useful life of the asset; or (iv) if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value.  If the terms of the lease do not meet these criteria, the lease is considered an operating lease, and no leased asset or contractual lease obligation is recorded by the tenant.

In order to address concerns raised by the SEC regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the U.S. Financial Accounting Standards Board (the FASB) and the International Accounting Standards Board (the IASB) initiated a joint project to develop new guidelines to lease accounting.  The FASB and IASB (collectively, the Boards) issued an Exposure Draft on August 17, 2010 (the Exposure Draft), which proposes substantial changes to the current lease accounting standards, primarily by eliminating the concept of operating lease accounting.  As a result, a lease asset and obligation will be recorded on the tenant’s balance sheet for all lease arrangements.  In addition, the Exposure Draft will impact the method in which contractual lease payments will be recorded.  In order to mitigate the effect of the proposed lease accounting, tenants may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms or fewer extension options, which would generally have less impact on tenant balance sheets.  Also, tenants may reassess their lease-versus-buy strategies.  This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to you.

The Exposure Draft does not include a proposed effective date; however, the Boards plan to issue a final standard regarding lease accounting in 2011.

Recent Real Property Investments

The following information supplements, and should be read in conjunction with, the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 9 of the prospectus:

Description of Real Estate Investments

Wholly-owned properties

As of December 20, 2010, our investment portfolio consisted of 433 wholly-owned properties located in 39 states, comprising approximately 14.6 million gross rentable square feet of commercial space and approximately 11.7 million square feet of land subject to ground leases.  Properties acquired between December 1, 2010 and December 20, 2010 are listed below.
Property Description	Type	Tenant	Rentable Square Feet		Purchase Price
Walgreens — New Albany, OH	Drugstore	Walgreen Co.	14,820		$4,100,000
Prairie Market East — Oswego, IL	Shopping Center	Various	52,492	(1)	25,100,000
Walgreens — Grayson, GA	Drugstore	Walgreen Co.	14,560		4,620,000
Walgreens — Tucson (Harrison), AZ	Drugstore	Walgreen Arizona Drug Co.	14,490		5,096,000
Walgreens — Pueblo, CO	Drugstore	Walgreen Co.	13,813		3,495,000
Stearns Crossing — Bartlett, IL	Shopping Center	Various	96,613		12,375,000
Tractor Supply — Sedalia, MO	Specialty Retail	Tractor Supply Company	19,028		2,132,000
Sherwin Williams — Muskegon, MI	Specialty Retail	The Sherwin-Williams Company	8,000		1,425,000
Kohl’s — Onalaska, WI	Department Store	Kohl’s Value Services, Inc.	86,432		7,250,000
CVS — Athens, GA	Drugstore	Georgia CVS Pharmacy, LLC	14,781		6,250,441
CVS — Boca Raton, FL	Drugstore	Holiday CVS, LLC	14,422	(2)	3,774,548
CVS — Brownsville, TX	Drugstore	CVS Pharmacy, Inc.	13,000		5,831,338
CVS — Cayce, SC	Drugstore	Revco Discount Drug Centers, Inc.	11,982		4,982,676
CVS — City of Industry, CA	Drugstore	Garfield Beach CVS, LLC	12,837	(2)	3,544,012
CVS — Jacksonville, FL	Drugstore	Holiday CVS, LLC	13,204		6,704,317
CVS — Lawrence, KS	Drugstore	Kansas CVS Pharmacy, LLC	12,900		5,410,966
CVS — Lawrenceville, NJ	Drugstore	New Jersey CVS Pharmacy, LLC	15,260		9,062,248
CVS — Mineola, NY	Drugstore	CVS Albany, LLC	12,838	(2)	4,232,667
CVS — Minneapolis, MN	Drugstore	Grand St. Paul CVS, LLC	13,000		4,270,828
CVS — Naples, FL	Drugstore	Holiday CVS, LLC	12,944	(2)	3,786,786
CVS — Southaven, MS	Drugstore	Mississippi CVS Pharmacy, Inc.	13,938		6,780,566
CVS — The Village, OK	Drugstore	Oklahoma CVS Pharmacy, Inc.	12,939		5,435,545
Folsom Gateway II — Folsom, CA	Shopping Center	Various	109,127		36,000,000
Learning Care Portfolio — Various (3)	Child Care and Development	Childtime Childcare, Inc./ Tutor Time Learning Centers, LLC	56,161		8,069,938
HealthNow Corporate Headquarters — Buffalo, NY	Office Building	HealthNow New York, Inc.	430,458		84,500,000
Thorntons Portfolio — Various (4)	Convenience Store	Thorntons, Inc.	79,485		60,109,000
Waterside Marketplace — Chesterfield Township, MI	Shopping Center	Various	243,934		26,500,000
Advance Auto — Howell, MI	Automotive Parts	Advanced Stores Company, Inc.	6,781		1,619,903
Advance Auto — Salem, OH	Automotive Parts	Advanced Stores Company, Inc.	6,141		1,272,727
			1,426,380		$353,731,506

(1)	Excludes square feet subject to any ground leases.

(2)	We have a leasehold interest in this property.

(3)
The Learning Care Portfolio consists of seven single-tenant child care learning facilities located in California, Texas,
Oklahoma, Ohio and Pennsylvania, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

(4)
The Thorntons Portfolio consists of 23 single-tenant commercial properties located in Illinois, Indiana, Kentucky and Ohio, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

Joint venture properties

As of December 20, 2010, we, through three joint venture arrangements, had indirect interests in six properties located in New York comprising 686,000 gross rentable square feet of commercial space (the Tops Joint Venture), one property located in Oregon comprising 212,000 gross rentable square feet of commercial space (the Wells Fargo Joint Venture) and a land parcel under development located in Wisconsin comprising 213,000 square feet of land (the Kohl’s Joint Venture) (collectively, the Joint Ventures). Properties acquired by the Joint Ventures between September 16, 2010 and December 20, 2010 are listed below.

Property Description	Type	Tenant	Rentable Square Feet	Purchase Price
Wells Fargo — Hillsboro, OR (1)	Office Building	Wells Fargo Bank, N.A.	211,863	$27,000,000

(1)	We have a 97.5% indirect interest in the property through the Wells Fargo Joint Venture.

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 99 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States.  We invest primarily in retail and other income-producing commercial properties located throughout the United States.

Wholly-owned properties

As of December 20, 2010, we, through separate wholly-owned limited liability companies and limited partnerships, owned a 100% fee simple interest in 433 properties located in 39 states, consisting of approximately 14.6 million gross rentable square feet of commercial space and approximately 11.7 million square feet of land subject to ground leases.  The properties generally were acquired through the use of proceeds from our ongoing public offerings of our common stock and mortgage notes payable.

The following table summarizes properties acquired between December 1, 2010 and December 20, 2010 in order of acquisition date:

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
Walgreens — New Albany, OH	December 2, 2010	2006	$4,100,000	$82,000	7.35%	7.35%	100%
Prairie Market East — Oswego, IL	December 3, 2010	2007	25,100,000	502,000	8.38%	9.36%	92%	(4)
Walgreens — Grayson, GA	December 7, 2010	2004	4,620,000	92,400	7.25%	7.25%	100%
Walgreens — Tucson (Harrison), AZ	December 7, 2010	2004	5,096,000	101,920	7.25%	7.25%	100%
Walgreens — Pueblo, CO	December 7, 2010	2003	3,495,000	69,900	7.35%	7.35%	100%
Stearns Crossing — Bartlett, IL	December 9, 2010	1999	12,375,000	247,500	9.65%	9.85%	95%
Tractor Supply — Sedalia, MO	December 10, 2010	2010	2,132,000	42,640	8.30%	9.16%	100%
Sherwin Williams — Muskegon, MI	December 10, 2010	2008	1,425,000	28,500	8.00%	9.01%	100%
Kohl’s — Onalaska, WI	December 13, 2010	1992	7,250,000	145,000	7.75%	7.90%	100%
CVS — Athens, GA	December 14, 2010	2009	6,250,441	125,009	7.25%	7.25%	100%
CVS — Boca Raton, FL	December 14, 2010	2009	3,774,548	75,491	8.40%	8.40%	100%
CVS — Brownsville, TX	December 14, 2010	2009	5,831,338	116,627	7.25%	7.25%	100%
CVS — Cayce, SC	December 14, 2010	2009	4,982,676	99,654	7.25%	7.25%	100%
CVS — City of Industry, CA	December 14, 2010	2009	3,544,012	70,880	8.40%	8.40%	100%
CVS — Jacksonville, FL	December 14, 2010	2009	6,704,317	134,086	7.25%	7.25%	100%
CVS — Lawrence, KS	December 14, 2010	2009	5,410,966	108,219	7.25%	7.25%	100%
CVS — Lawrenceville, NJ	December 14, 2010	2009	9,062,248	181,245	7.25%	7.25%	100%
CVS — Mineola, NY	December 14, 2010	2008	4,232,667	84,653	8.40%	8.40%	100%
CVS — Minneapolis, MN	December 14, 2010	2009	4,270,828	85,417	7.25%	7.25%	100%
CVS — Naples, FL	December 14, 2010	2009	3,786,786	75,736	8.40%	8.40%	100%
CVS — Southaven, MS	December 14, 2010	2009	6,780,566	135,611	7.25%	7.25%	100%
CVS — The Village, OK	December 14, 2010	2009	5,435,545	108,711	7.25%	7.25%	100%
Folsom Gateway II — Folsom, CA	December 15, 2010	2006-2008	36,000,000	720,000	7.10%	7.41%	98%
Learning Care Portfolio — Various (5)	December 15, 2010	Various	8,069,938	161,399	9.99%	9.99%	100%
HealthNow Corporate Headquarters — Buffalo, NY	December 16, 2010	2007	84,500,000	1,690,000	8.28%	9.14%	100%
Thorntons Portfolio — Various (6)	December 17, 2010	Various	60,109,000	1,202,180	7.85%	7.85%	100%
Waterside Marketplace — Chesterfield Township, MI	December 20, 2010	2007	26,500,000	530,000	11.08%	11.28%	90%
Advance Auto — Howell, MI	December 20, 2010	2008	1,619,903	32,398	8.25%	8.25%	100%
Advance Auto — Salem, OH	December 20, 2010	2009	1,272,727	25,455	8.25%	8.25%	100%
			$353,731,506	$7,074,631

(1)
Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for financing coordination fees for services performed in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable.  For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 70 of the prospectus.

(2)
Initial yield is calculated as the current annualized rental income for the in-place leases at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(3)
Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place leases over the non-cancellable lease term at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(4)	Percentage based on square feet of the building.

(5)
The Learning Care Portfolio consists of seven single-tenant child care learning facilities located in California, Texas,
Oklahoma, Ohio and Pennsylvania, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

(6)
The Thorntons Portfolio consists of 23 single-tenant commercial properties located in Illinois, Indiana, Kentucky and Ohio, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

Joint venture properties

As of December 20, 2010, we, through the Joint Ventures, had indirect interests in six properties located in New York comprising 686,000 gross rentable square feet of commercial space, one property located in Oregon comprising 212,000 gross rentable square feet of commercial space and a land parcel under development located in Wisconsin comprising 213,000 square feet of land. Our interests in each joint venture that owns the properties generally were acquired through the use of proceeds from our ongoing public offering of our common stock and mortgage notes payable.

The following table summarizes properties acquired by the Joint Ventures between September 16, 2010 and December 20, 2010 in order of acquisition date:

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)		Initial Yield (2)	Average Yield (3)	Physical Occupancy
Wells Fargo — Hillsboro, OR (4)	December 8, 2010	1979	$27,000,000	$526,500	(5)	8.19%	9.22%	100%

(1)
Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for financing coordination fees for services performed in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable.  For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 70 of the prospectus.

(2)
Initial yield is calculated as the current annualized rental income for the in-place leases at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(3)
Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place leases over the non-cancellable lease term at the respective property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(4)	We have a 97.5% indirect interest in the property through the Wells Fargo Joint Venture.

(5)	Represents fees paid to our sponsor based on our 97.5% indirect interest in the property through the Wells Fargo Joint Venture.

Wholly-owned properties

The following table sets forth the principal provisions of the lease term for the major tenants at the wholly-owned properties listed above:

Property	Number of Tenants	Major Tenants (1)	Total Square Feet Leased		% of Total Rentable Square Feet		Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
Walgreens — New Albany, OH	1	Walgreen Co.	14,820		100%		10/5 yr.	$301,500		$20.34	12/2/2010	9/30/2031
Prairie Market East — Oswego, IL	1	Petsmart Inc.	27,314		24%		3/5 yr.	523,063	(4)	19.15	12/3/2010	8/31/2019
	1	Aldi Inc.	15,578		14%		3/5 yr.	165,000	(5)	10.59	12/3/2010	6/14/2024
	1	NLC Oswego, LLC	—	(6)	10%	(7)	3/5 yr., 2/15 yr.	85,000	(5)	1.00	12/3/2010	5/31/2024
Walgreens — Grayson, GA	1	Walgreen Co.	14,560		100%		10/5 yr.	335,000		23.01	12/7/2010	12/31/2029
Walgreens — Tucson (Harrison), AZ	1	Walgreen Arizona Drug Co.	14,490		100%		10/5 yr.	369,495		25.50	12/7/2010	5/31/2029
Walgreens — Pueblo, CO	1	Walgreen Co.	13,813		100%		10/5 yr.	256,881		18.60	12/7/2010	1/31/2029
Stearns Crossing — Bartlett, IL	1	Dominick’s Finer Foods, LLC	65,613		68%		5/5 yr.	793,917		12.10	12/9/2010	2/28/2019
Tractor Supply — Sedalia, MO	1	Tractor Supply Company	19,028		100%		4/5 yr.	177,000	(5)	9.30	12/10/2010	11/30/2025
Sherwin Williams — Muskegon, MI	1	The Sherwin-Williams Company	8,000		100%		3/5 yr.	114,000	(5)	14.25	12/10/2010	3/31/2023
Kohl’s — Onalaska, WI	1	Kohl’s Value Services, Inc.	86,432		100%		3/5 yr.	562,230	(8)	6.50	12/13/2010	2/1/2024
CVS — Athens, GA	1	Georgia CVS Pharmacy, LLC	14,781		100%		10/5 yr.	453,127		30.66	12/14/2010	1/31/2035
CVS — Boca Raton, FL	1	Holiday CVS, LLC	14,422		100%		5/5 yr.	317,062	(9)	21.98	12/14/2010	1/31/2035
CVS — Brownsville, TX	1	CVS Pharmacy, Inc.	13,000		100%		10/5 yr.	422,747		32.52	12/14/2010	1/31/2035
CVS — Cayce, SC	1	Revco Discount Drug Centers, Inc.	11,982		100%		10/5 yr.	361,244		30.15	12/14/2010	1/31/2035
CVS — City of Industry, CA	1	Garfield Beach CVS, LLC	12,837		100%		5/5 yr.	297,698	(9)	23.19	12/14/2010	11/30/2033
CVS — Jacksonville, FL	1	Holiday CVS, LLC	13,204		100%		10/5 yr.	486,064		36.81	12/14/2010	1/31/2035
CVS — Lawrence, KS	1	Kansas CVS Pharmacy, LLC	12,900		100%		10/5 yr.	392,295		30.41	12/14/2010	1/31/2035
CVS — Lawrenceville, NJ	1	New Jersey CVS Pharmacy, LLC	15,260		100%		10/5 yr.	657,013		43.05	12/14/2010	11/30/2035
CVS — Mineola, NY	1	CVS Albany, LLC	12,838		100%		4/5 yr.	355,545	(9)	27.69	12/14/2010	1/31/2033
CVS — Minneapolis, MN	1	Grand St. Paul CVS, LLC	13,000		100%		10/5 yr.	309,636		23.82	12/14/2010	1/31/2035
CVS — Naples, FL	1	Holiday CVS, LLC	12,944		100%		4/5 yr.	318,091	(9)	24.57	12/14/2010	1/31/2035
CVS — Southaven, MS	1	Mississippi CVS Pharmacy, Inc.	13,938		100%		10/5 yr.	491,592		35.27	12/14/2010	1/31/2035
CVS — The Village, OK	1	Oklahoma CVS Pharmacy, Inc.	12,939		100%		10/5 yr.	394,077		30.46	12/14/2010	1/31/2035

Property	Number of Tenants	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
Folsom Gateway II — Folsom, CA	1	Bed Bath & Beyond Inc.	35,000	32%	3/5 yr.	$735,000		$21.00	12/15/2010	1/31/2022
	1	Petsmart Inc.	27,762	25%	4/5 yr.	587,722		21.17	12/15/2010	1/31/2013
						646,022		23.27	2/1/2013	1/31/2018
	1	DSW Shoe Warehouse, Inc.	15,298	14%	2/5 yr.	367,152		24.00	12/15/2010	3/31/2014
						403,867		26.40	4/1/2014	3/31/2019
	1	Ulta Salon,	10,901	10%	3/5 yr.	130,812		12.00	12/15/2010	12/31/2010
		Cosmetics &				269,800		24.75	1/1/2011	4/30/2016
		Fragrance, Inc.				296,834		27.23	5/1/2016	2/28/2022
Learning Care Portfolio — Various (10)	1	Childtime Childcare, Inc./ Tutor Time Learning Centers, LLC	56,161	100%	2/5 yr.	806,335		14.36	12/15/2010	12/31/2025
HealthNow Corporate Headquarters — Buffalo, NY	1	HealthNow New York, Inc.	430,458	100%	4/5 yr.	6,999,020	(11)	16.26	12/16/2010	7/31/2024
Thorntons Portfolio — Various (12)	1	Thorntons, Inc.	79,485	100%	5/5 yr.	4,718,497		59.36	12/17/2010	12/31/2025
Waterside	1	Dick’s Sporting	50,000	20%	4/5 yr.	600,000		12.00	12/20/2010	1/31/2013
Marketplace —		Goods, Inc.				625,000		12.50	2/1/2013	1/31/2018
Chesterfield	1	Best Buy Stores, LP	45,000	18%	4/5 yr.	618,750		13.75	12/20/2010	1/31/2018
Township, MI	1	The TJX Companies,	30,450	12%	4/5 yr.	334,950		11.00	12/20/2010	10/31/2012
		Inc.				350,175		11.50	11/1/2012	10/31/2017
	1	Bed Bath & Beyond Inc.	28,000	11%	4/5 yr.	308,000		11.00	12/20/2010	1/31/2018
Advance Auto — Howell, MI	1	Advanced Stores Company, Inc.	6,781	100%	3/5 yr.	133,642		19.71	12/20/2010	2/28/2023
Advance Auto — Salem, OH	1	Advanced Stores Company, Inc.	6,141	100%	3/5 yr.	105,000		17.10	12/20/2010	3/31/2024

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of their respective property.

(2)	Represents number of renewal options and the term of each option.

(3)	Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term.

(4)	The annual base rent under the lease increases in the sixth year by approximately 5%.

(5)	The annual base rent under the lease increases every five years by approximately 10%.

(6)	Subject to a ground lease.

(7)	Percentage based on square feet of the building.

(8)	The annual base rent under the lease increases every five years by approximately 2%.

(9)	Represents building rent as we have a leasehold interest in this property. In addition, the tenant pays the ground rent directly to the third party land owner.

(10)
The Learning Care Portfolio consists of seven single-tenant child care learning facilities located in California, Texas, Oklahoma, Ohio and Pennsylvania, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms. The annual base rent under the lease increases every five years by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 10%.

(11)	The annual base rent under the lease increases every year by approximately 1.5%.

(12)
The Thorntons Portfolio consists of 23 single-tenant commercial properties located in Illinois, Indiana, Kentucky and Ohio, which were purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms. The annual base rent under the lease increases every five years by the lesser of two times the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 5%.

Joint venture properties

The following table sets forth the principal provisions of the lease term for the major tenants at the joint venture properties listed above:

Property	Number of Tenants	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Current Annual Base Rent		Base Rent per Square Foot	Lease Term (3)
Wells Fargo — Hillsboro, OR	1	Wells Fargo Bank, N.A.	211,863	100%	2/5 yr.	$2,211,850	(4)	$10.44	12/8/2010	11/30/2020

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of their respective property.

(2)	Represents number of renewal options and the term of each option.

(3)	Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term.

(4)	The annual base rent under the lease increases every year by 2% or 3%.

Placement of Debt on Certain Real Property Investments

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Placement of Debt on Certain Real Property Investments” beginning on page 119 of the prospectus:

Wholly-owned properties

We obtained or assumed the following mortgage notes in connection with certain previously acquired wholly-owned assets:

Property	Lender	Fixed Rate Loan Amount	Fixed Interest Rate		Loan Date	Maturity Date
Various (1)	The Royal Bank of Scotland PLC	$34,000,000	5.48%		12/8/2010	1/1/2021
Albertson’s Portfolio (2)	JPMorgan Chase Bank, N.A.	133,025,000	5.61%		12/15/2010	1/1/2018
On the Border Portfolio (3)	Wells Fargo, N.A.	23,200,000	6.83%	(4)	12/16/2010	7/6/2016
		$190,225,000

(1)	The loan is secured by 24 single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $68.1 million.

(2)	The loan is secured by 32 single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $266.0 million.

(3)
The On the Border Portfolio consists of 17 individual loan agreements, which are subject to identical terms. Each loan is secured by the respective single-tenant commercial property that we own through our subsidiaries with an aggregate purchase price of approximately $51.7 million.

(4)	We executed swap agreements, which had the effect of fixing the variable interest rate at 6.83% per annum through the maturity date of each respective loan.

The mortgage notes are generally non-recourse to us and CCPT III OP, but both are liable for customary non-recourse carveouts. The mortgage notes may generally be prepaid subject to meeting certain requirements and payment of a prepayment premium as specified in the respective loan agreement. In the event a mortgage note is not paid off on the maturity date, the mortgage loans include default provisions. Upon the occurrence of an event of default, interest on the mortgage notes will accrue at an annual default interest rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) the then-current interest rate plus 4.00%.

In connection with the mortgage notes above, we paid our advisor aggregate financing coordination fees equal to approximately $1.9 million.

Tenant Lease Expirations

Wholly-owned properties

The following table sets forth lease expirations of our wholly-owned properties, as of December 20, 2010, for each of the next ten years assuming no renewal options are exercised.  For purposes of the table, the Total Annual Base Rent column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December31,	Number of Leases Expiring	Approx. Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2010	—	—	$—	—%
2011	18	47,751	1,060,265	0.44%
2012	35	201,859	2,985,276	1.24%
2013	31	236,878	2,003,822	0.83%
2014	20	63,723	1,346,340	0.56%
2015	20	61,448	1,133,216	0.47%
2016	15	459,147	5,393,229	2.23%
2017	19	185,321	2,851,926	1.18%
2018	28	768,624	8,863,292	3.67%
2019	34	779,688	12,147,750	5.03%
2020	14	290,501	3,165,908	1.31%
	234	3,094,940	$40,951,024	16.96%

Joint venture properties

The following table sets forth lease expirations of the joint venture properties, as of December 20, 2010, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “Total Annual Base Rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December31,	Number of Leases Expiring	Approx. Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2010	3	10,900	$98,298	1.15%
2011	5	14,800	149,676	1.75%
2012	7	54,075	505,630	5.91%
2013	5	8,460	106,423	1.24%
2014	4	25,400	269,887	3.15%
2015	8	238,599	1,960,577	22.91%
2016	2	7,745	94,315	1.10%
2017	4	238,000	2,348,833	27.45%
2018	—	—	—	—%
2019	—	—	—	—%
2020	1	211,863	2,477,851	28.96%
	39	809,842	$8,011,490	93.62%

Depreciable Tax Basis

Wholly-owned and joint venture properties

For federal income tax purposes, the aggregate depreciable basis in the wholly-owned and the joint venture properties noted above is approximately $290.1 million and $21.2 million, respectively. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and depreciate furnishings and equipment over a twelve-year recovery period. The preliminary depreciable basis in the properties noted above is estimated, as of December 20, 2010, as follows:

Wholly-owned Property	Depreciable Tax Basis
Walgreens — New Albany, OH	$3,365,174
Prairie Market East — Oswego, IL	20,607,764	(1)
Walgreens — Grayson, GA	3,784,020
Walgreens — Tucson (Harrison), AZ	4,173,195
Walgreens — Pueblo, CO	2,869,033
Stearns Crossing — Bartlett, IL	10,142,743
Tractor Supply — Sedalia, MO	1,754,595
Sherwin Williams — Muskegon, MI	1,179,533
Kohl’s — Onalaska, WI	5,928,488
CVS — Athens, GA	5,116,881
CVS — Boca Raton, FL	3,093,914
CVS — Brownsville, TX	4,793,644
CVS — Cayce, SC	4,084,787
CVS — City of Industry, CA	2,903,928
CVS — Jacksonville, FL	5,486,299
CVS — Lawrence, KS	4,430,229
CVS — Lawrenceville, NJ	7,498,375
CVS — Mineola, NY	3,476,980
CVS — Minneapolis, MN	3,498,497
CVS — Naples, FL	3,103,850
CVS — Southaven, MS	5,557,036
CVS — The Village, OK	4,458,290
Folsom Gateway II — Folsom, CA	29,226,447
Learning Care Portfolio — Various	6,783,053
HealthNow Corporate Headquarters — Buffalo, NY	69,245,050
Thorntons Portfolio — Various	49,180,135
Waterside Marketplace — Chesterfield Township, MI	21,980,967
Advance Auto — Howell, MI	1,341,779
Advance Auto — Salem, OH	1,056,790
	$290,121,476

(1)	Depreciable basis excludes any ground leases.

Joint Venture Property	Depreciable Tax Basis
Wells Fargo — Hillsboro, OR	$21,245,059

Cole Realty Advisors, an affiliate of our advisor, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above.  In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2% of gross revenues from our single tenant properties and (ii) up to 4% of gross revenues from our multi-tenant properties.  We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.  We intend to obtain adequate insurance coverage for all future properties that we acquire.

Potential Real Property Investments

Our advisor has identified certain properties as potential suitable investments for us.  The acquisition of each such property is subject to a number of conditions.  A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.  An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price.  Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, may include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

 We decide whether to acquire each property generally based upon:

•	satisfaction of the conditions to the acquisition contained in the contract;

•	no material adverse change occurring relating to the property, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make the acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire prior to or instead of these properties.  Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable.  The properties currently identified are listed below.  The respective seller of each property is an unaffiliated third party.

Property	Expected Acquisition Date	Approximate Purchase Price	Approximate Compensation to Sponsor (1)
CVS — Gainesville, TX	December 2010	$3,125,818	$62,516
Stripes Portfolio II — Various (2)	December 2010	10,272,836	205,456
Advance Auto — Lehigh Acres, FL	December 2010	2,344,994	46,900
Advance Auto — Bedford, IN	December 2010	1,291,721	25,834
Advance Auto — Bethel, OH	December 2010	1,389,607	27,792
Advance Auto — Crestwood, KY	December 2010	1,724,659	34,493
Advance Auto — Hillview, KY	December 2010	1,412,884	28,258
O’Reilly Auto Parts — Christiansburg, VA	December 2010	1,164,450	23,289
O’Reilly Auto Parts — Houston, TX	December 2010	1,046,250	20,925
O’Reilly Auto Parts — Highlands, TX	December 2010	936,750	18,735
O’Reilly Auto Parts — San Antonio, TX	December 2010	1,305,000	26,100
CVS — Dover, DE	December 2010	3,768,103	75,362
Red Oak Village — San Marcos, TX	December 2010	22,000,000	440,000
Walgreens — Fayetteville, NC	December 2010	6,164,384	123,288
Pinehurst Square West — Bismarck, ND	December 2010	10,250,000	205,000
Falcon Valley — Lenexa, KS	December 2010	12,500,000	250,000
		$80,697,456	$1,613,948

(1)	Amounts include fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

(2)
The Stripes Portfolio II consists of three single-tenant commercial properties located in Texas and New Mexico, which will be purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

The potential property acquisitions are subject to net leases, pursuant to which each tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

Property	Major Tenants (1)	Total Square Feet Leased		% of Total Rentable Square Feet
CVS — Gainesville, TX	CVS EGL N Grand Gainesville TX, LP	13,813		100%
Stripes Portfolio II — Various (2)	Stripes LLC	19,275		100%
Advance Auto — Lehigh Acres, FL	Discount Auto Parts, Inc.	6,913		100%
Advance Auto — Bedford, IN	Advance Stores Company, Inc.	7,000		100%
Advance Auto — Bethel, OH	Advance Stores Company, Inc.	6,785		100%
Advance Auto — Crestwood, KY	Advance Stores Company, Inc.	6,124		100%
Advance Auto — Hillview, KY	Advance Stores Company, Inc.	6,124		100%
O’Reilly Auto Parts — Christiansburg, VA	O’Reilly Automotive, Inc.	7,200		100%
O’Reilly Auto Parts — Houston, TX	O’Reilly Automotive, Inc.	6,800		100%
O’Reilly Auto Parts — Highlands, TX	O’Reilly Automotive, Inc.	6,059		100%
O’Reilly Auto Parts — San Antonio, TX	O’Reilly Automotive, Inc.	6,800		100%
CVS — Dover, DE	CVS 75393 DE, LLC	—	(3)	100%
Red Oak Village — San Marcos, TX	Various	176,494		88%
Walgreens — Fayetteville, NC	Walgreen Co.	14,820		100%
Pinehurst Square West — Bismarck, ND	Various	69,152		100%
Falcon Valley — Lenexa, KS	Various	76,260		100%
		429,619

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the property.

(2)
The Stripes Portfolio II consists of three single-tenant commercial properties located in Texas and New Mexico, which will be purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms.

(3)	Excludes square feet subject to any ground leases.

The table below provides leasing information for the major tenants at each property:

Property	Number of Tenants	Major Tenants (1)	Renewal Options (2)	Current Annual Base Rent	Base Rent per Square Foot		Lease Term (3)
CVS — Gainesville, TX	1	CVS EGL N Grand Gainesville TX, LP	4/5 yr.	$257,882	$18.67		10/11/2003	10/31/2023
Stripes Portfolio II — Various (4)	1	Stripes LLC	4/5 yr.	898,873	46.63		12/21/2010	12/30/2030
Advance Auto — Lehigh Acres, FL	1	Discount Auto Parts, Inc.	3/5 yr.	188,778	27.31		8/20/2007	5/31/2023
Advance Auto — Bedford, IN	1	Advance Stores Company,	3/5 yr.	106,567	15.22		3/29/2007	3/31/2017
		Inc.		111,895	15.98		3/29/2007	3/31/2022
Advance Auto — Bethel, OH	1	Advance Stores Company, Inc.	3/5 yr.	113,253	16.69		6/19/2008	6/30/2023
Advance Auto — Crestwood, KY	1	Advance Stores Company, Inc.	3/5 yr.	138,835	22.67		10/8/2009	10/31/2024
Advance Auto — Hillview, KY	1	Advance Stores Company, Inc.	3/5 yr.	114,161	18.64		7/2/2009	7/31/2024
O’Reilly Auto Parts —	1	O’Reilly Automotive, Inc.	4/5 yr.	93,156	12.94		8/1/2010	7/31/2020
Christiansburg, VA				98,736	13.71		8/1/2020	7/31/2030
O’Reilly Auto Parts —	1	O’Reilly Automotive, Inc.	4/5 yr.	83,700	12.31		8/21/2010	8/20/2020
Houston, TX				88,728	13.05		8/21/2020	8/20/2030
O’Reilly Auto Parts —	1	O’Reilly Automotive, Inc.	4/5 yr.	74,940	12.37		11/20/2010	11/21/2020
Highlands, TX				79,440	13.11		11/20/2020	11/21/2030
O’Reilly Auto Parts —	1	O’Reilly Automotive, Inc.	4/5 yr.	104,400	15.35		11/20/2010	11/21/2020
San Antonio, TX				110,664	16.27		11/20/2020	11/21/2030
CVS — Dover, DE	1	CVS 75393 DE, LLC	5/5 yr.	275,000	4.06	(5)	1/22/2010	1/31/2035
Red Oak Village —	1	Ross Dress for Less, Inc.	5/5 yr.	286,776	9.50		6/3/2007	1/31/2018
San Marcos, TX	1	Best Buy Stores, LP	4/5 yr.	345,000	11.50		9/14/2007	1/31/2013
				360,000	12.00		2/1/2013	1/31/2018
	1	Marmaxx Operating Corp.	4/5 yr.	248,360	8.75		10/26/2006	10/31/2016
	1	Bed Bath & Beyond Inc.	3/5 yr.	138,000	6.00		11/28/2006	1/31/2017
	1	Petsmart, Inc.	6/5 yr.	200,870	10.00		1/27/2007	1/31/2012
				210,914	10.50		2/1/2012	1/31/2017
Walgreens — Fayetteville, NC	1	Walgreen Co.	10/5 yr.	450,000	30.36		10/12/2009	10/31/2034
Pinehurst Square West —	1	Best Buy Stores, LP	4/5 yr.	384,000	12.80		10/21/2005	1/31/2016
Bismarck, ND	1	Petsmart, Inc.	5/5 yr.	194,645	10.99		1/29/2006	1/28/2011
				207,916	11.73		1/29/2011	1/28/2016
	1	Dollar Tree Stores, Inc.	2/5 yr.	80,000	8.00		10/15/2005	1/31/2011
				85,000	8.50		2/1/2011	1/31/2016
Falcon Valley — Lenexa, KS	1	Associated Wholesale Grocers, Inc.	4/5 yr.	843,750	12.50		10/1/2008	9/30/2028

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the property.

(2)	Represents number of renewal options and the term of each option.

(3)	Represents lease term beginning with the current rent period through the end of the non-cancellable lease term.

(4)
The Stripes Portfolio II consists of three single-tenant commercial properties located in Texas and New Mexico, which will be purchased under sale-leaseback agreements. The properties are subject to individual lease agreements with identical terms. The annual base rent under the lease increases every five years by the lesser of two times the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 10%.

(5)	The base rent per square foot is based on the square footage of the land parcel as the property is subject to a ground lease.

We expect to purchase the properties with proceeds from our ongoing public offering of common stock and available debt proceeds.  We may use the properties as collateral in future financings.